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                                                                 EXHIBIT 10(d)

                          AMENDMENT TO TRUST AGREEMENT FOR
                  TCF FINANCIAL EXECUTIVE DEFERRED COMPENSATION PLAN


The Trust Agreement for the TCF Financial Executive Deferred Compensation Plan is hereby amended effective November 1, 1997 to replace the existing Article 9.1 with the following:

                    ARTICLE 9

     AMENDMENT AND TERMINATION OF THE TRUST

     SECTION 9.1. The Board of Directors of TCF Financial may, in its discretion, terminate or amend this Trust Agreement from time to time, provided, however, that no such termination or amendment shall (without the Employee's consent) alter any Employee's right to payments of amounts previously credited to such Employee's Account or delay the time or times at which an Employee is entitled to receive payments with respect to his Deferred Amounts, unless such termination or amendment is necessary as a condition of receiving a ruling from the Internal Revenue Service that Employees' Deferred Amounts will not be included in their gross income for Federal income tax purposes until such time as they are actually paid or otherwise made available to the Employee.

The Trust Agreement is hereby amended effective October 20, 1997, to replace
Article 11 with the following:

                    ARTICLE 11

     SPECIAL PROVISIONS FOR EMPLOYEES SUBJECT TO SECTION 16 OF THE SECURITIES AND EXCHANGE ACT OF 1934

     SECTION 11.1. Notwithstanding anything in this Trust to the contrary, for an Employee who is subject to liability under Section 16 of the Securities and Exchange Act of 1934, the Company shall administer participation elections and investment elections pursuant to the provisions of Paragraph 10 of the Plan and the Trustee shall provide for investment elections as permitted under Paragraph 10.c.